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                                                                 EXHIBIT 2.1











                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                            CHOUCROUTE PARTNERS LLC,

                               FC SUB CORPORATION

                                      and

                               DAVID WHITE, INC.

                                 April 30, 1997


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                               TABLE OF CONTENTS

                                                                       Page

                                   ARTICLE I

                                   THE MERGER

               1.01  The Merger                                          1
               1.02  Effective Time                                      1
               1.03  Effect of the Merger                                2
               1.04  Articles of Incorporation; By-Laws                  2
               1.05  Directors and Officers                              2
               1.06  Taking Necessary Action; Further Action             2
               1.07  The Closing                                         2


                                   ARTICLE II

                            CONVERSION OF SECURITIES

               2.01  Conversion of Securities                            3
               2.02  Dissenting Shares                                   3
               2.03  Exchange of Certificates                            4
               2.04  Stock Options                                       5


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               3.01  Organization and Qualification; Subsidiaries        6
               3.02  Articles of Incorporation; By-Laws                  7
               3.03  Capitalization                                      7
               3.04  Authority; Vote Required                            8
               3.05  No Conflict; Required Filings and Consents          8
               3.06  Permits; Compliance                                 9
               3.07  Reports; Financial Statements                       9
               3.08  Absence of Certain Changes or Events               10
               3.09  Absence of Litigation                              11
               3.10  Contracts; No Default                              12
               3.11  Employee Benefit Plans                             13
               3.12  Taxes                                              15



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                                                                Page


            3.13  Intellectual Property Rights                   16
            3.14  Certain Business Practices and Regulations     16
            3.15  Insurance                                      16
            3.16  Brokers                                        16
            3.17  Title to Properties                            16
            3.18  Inventory                                      18
            3.19  Title to Personal Property                     18
            3.20  Product Liability                              18
            3.21  Compliance with Environmental Laws             18
            3.22  Labor Matters                                  20
            3.23  Compliance with Law                            21
            3.24  Accounts Receivable                            21
            3.25  Major Customers and Suppliers                  21
            3.26  Product Warranty                               22
            3.27  Disclosure                                     22


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

                                AND ACQUIROR SUB

            4.01  Organization and Qualification; Subsidiaries   22
            4.02  Authority                                      22
            4.03  No Conflict; Required Filings and Consents     23
            4.04  Ownership of Acquiror and Acquiror Sub;
                  No Prior Activities                            23
            4.05  Brokers                                        24


                                   ARTICLE V

                                   COVENANTS

            5.01  Affirmative Covenants of the Company           24
            5.02  Negative Covenants of the Company              25
            5.03  Acquisition Proposals                          26



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                                                                           Page



                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS


                6.01  Proxy Statement                                        27
                6.02  Meeting of Shareholders                                28
                6.03  Appropriate Action; Consents; Filings                  29
                6.04  Update Disclosure; Breaches                            30
                6.05  Public Announcements                                   30
                6.06  Indemnification                                        31
                6.07  Obligations of Acquiror Sub                            32
                6.08  Employee Benefits and Compensation                     32


                                  ARTICLE VII

                               CLOSING CONDITIONS

                7.01  Conditions to Obligations of Each Party
                      Under This Agreement                                   32
                7.02  Additional Conditions to Obligations
                      of Acquiror and Acquiror Sub                           34
                7.03  Additional Conditions to Obligations of the Company    36


                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

                8.01  Termination                                            38
                8.02  Effect of Termination                                  39
                8.03  Expenses                                               39


                                   ARTICLE IX

                               GENERAL PROVISIONS

                9.01  Non-Survival of Representations and Warranties         40
                9.02  Notices                                                40
                9.03  Amendment                                              41
                9.04  Waiver                                                 42
                9.05  Headings                                               42
                9.06  Severability                                           42



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                                                                 Page


           9.07  Entire Agreement                                 42
           9.08  Assignment                                       43
           9.09  Parties in Interest                              43
           9.10  Governing Law                                    43
           9.11  Counterparts                                     43



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     THIS AGREEMENT AND PLAN OF MERGER dated as of April 30, 1997 (the
"Agreement"), is made and entered into among CHOUCROUTE PARTNERS LLC, a Wisconsin limited liability company ("Acquiror"), FC SUB CORPORATION, a Wisconsin corporation and a wholly owned subsidiary of Acquiror ("Acquiror Sub"), and DAVID WHITE, INC., a Wisconsin corporation (the "Company").

                                    RECITAL

     The Manager of Acquiror and the respective Boards of Directors of Acquiror Sub and the Company have determined that it is advisable and in the best interests of the respective corporations and their shareholders that Acquiror Sub be merged with and into the Company in accordance with the Wisconsin Business Corporation Law (the "Wisconsin Law") and the terms of this Agreement, pursuant to which the Company will be the surviving corporation and will become a wholly owned subsidiary of Acquiror (the "Merger").

                                   AGREEMENTS

     In consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree:

                                   ARTICLE I

                                   THE MERGER

     1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Wisconsin Law, at the Effective Time, Acquiror Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquiror Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Acquiror Sub and the Company are sometimes collectively referred to in this Agreement as the "Constituent Corporations."

     1.02 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin in such form as required by, and executed in accordance with, the relevant provisions of the Wisconsin Law and shall take all such further actions as may be required by law to make the Merger effective upon the issuance of a certificate of merger by the Department of Financial Institutions of the State of Wisconsin (the date and time of such issuance being the "Effective Time").



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     1.03 Effect of the Merger.  At the Effective Time, the effect of the
Merger shall be as provided in the applicable provisions of the Wisconsin Law. Without limiting the generality of, and subject to the provisions of, the Wisconsin Law, at the Effective Time, except as otherwise provided in this Agreement, all the property, interests, assets, rights, privileges, immunities, powers and franchises of Acquiror Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of Acquiror Sub and the Company shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

     1.04 Articles of Incorporation; By-Laws. At the Effective Time, the Articles of Incorporation, as amended by the amendments thereto set forth in
Exhibit 1.04 (which amendments shall become effective only at the Effective
Time), and the By-Laws of Acquiror Sub shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation. The name of the Surviving Corporation shall be David White, Inc.

     1.05 Directors and Officers. The directors of Acquiror Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of Acquiror Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     1.06 Taking Necessary Action; Further Action. Acquiror, Acquiror Sub and the Company, respectively, shall each use its reasonable efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the Wisconsin Law at the time specified in section 1.02. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, interests, assets, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

     1.07 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., 1000 North Water Street, Milwaukee, Wisconsin 53202, within ten business days after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time or place as the parties hereto shall mutually agree, and will be effective at the Effective Time.


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                                   ARTICLE II

                            CONVERSION OF SECURITIES

          2.01 Conversion of Securities. At the Effective Time by virtue of the Merger and without any further action on the part of Acquiror, Acquiror Sub, the Company, the Surviving Corporation or the holders of any of the following securities:

               (a) each share of the $3.00 par value common stock, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock owned by Acquiror, Acquiror Sub or the Company or any direct or indirect subsidiary of Acquiror, Acquiror Sub or the Company and (ii) any Dissenting Shares (as defined in section 2.02)) shall be canceled and extinguished and be converted into and become a right to receive a cash payment of $12.00 per share, without interest (the "Merger Consideration");

               (b) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Acquiror, Acquiror Sub or the Company or any direct or indirect subsidiary of Acquiror, Acquiror Sub or the Company shall be canceled and extinguished and no payment shall be made with respect thereto; and

               (c) each share of common stock, $.01 par value, of Acquiror Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation ("Surviving Corporation Common Stock").

          2.02 Dissenting Shares.

               (a) Notwithstanding anything in this Agreement to the contrary, if sections 180.1301 through 180.1331 of the Wisconsin Law ("Subchapter XIII") shall be applicable to the Merger, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Merger, who shall have delivered, prior to any vote on the merger, a written objection to the Merger in the manner provided in Subchapter XIII and who as of the Effective Time, shall not have effectively withdrawn or lost such right to dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration pursuant to section 2.01, but the holders thereof shall be entitled only to such rights as are granted by Subchapter XIII. Each holder of Dissenting Shares who becomes entitled to payment for such shares


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pursuant to Subchapter XIII shall receive payment therefor from the Surviving
Corporation in accordance with the Subchapter XIII; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and payment of such shares under Subchapter XIII, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed, as of the Effective Time, to have been canceled, extinguished and converted into and represent the right to receive payment from the Surviving Corporation of the Merger Consideration as provided in section 2.01.

               (b) The Company shall give Acquiror (i) prompt notice of any written demand for fair value, any withdrawal of a demand for fair value and any other instrument served pursuant to Subchapter XIII received by the Company , and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under such Subchapter XIII. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any demand for fair value or offer to settle or settle any such demand.

          2.03 Exchange of Certificates.

               (a) Prior to the Effective Time, Acquiror shall designate a bank or trust company (the "Exchange Agent") to act as exchange agent in effecting the exchange of the Merger Consideration for certificates representing shares of Company Common Stock entitled to payment pursuant to section 2.01 (the "Certificates"). Immediately prior to the Effective Time, Acquiror shall deposit with the Exchange Agent an amount equal to the aggregate Merger Consideration (assuming there are no Dissenting Shares). The Exchange Agent shall hold such sums in escrow for the purposes set forth in section 2.01(b).

               (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Certificates a letter of transmittal and instructions for use in surrendering Certificates and receiving the applicable Merger Consideration therefor. The form of the transmittal letter shall have been prepared by Acquiror, subject to the approval of the Company, prior to the Effective Time. Upon the surrender of each Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor an amount equal to the applicable Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate, and such Certificate shall be canceled. Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive an amount equal to the Merger


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Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate. No interest shall be paid or accrued on the Merger Consideration upon the surrender of the Certificates. If any Merger Consideration is to be paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other similar taxes required by reason of the payment of such Merger Consideration to a person other than the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

               (c) Promptly following the date which is 180 days after the Effective Time, the Exchange Agent's duties shall terminate and any portion of the sum not disbursed pursuant to section 2.01(b) shall be released to the Surviving Corporation. Thereafter, each holder of a Certificate may surrender Certificates to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation.

               (d) After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration, as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

         2.04 Stock Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") issued pursuant to any stock option plan of the Company (together, the "Company Stock Plans") shall be canceled and extinguished and be converted into and become the right to receive a cash payment equal in amount to the difference between (i) the Merger Consideration and (ii) the exercise price of such Company Stock Option. At Closing, the Surviving Corporation shall pay out such amount, without interest, on each Company Stock Option to the extent vested at the Effective Time (including those that vest solely as a result of the Merger).



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                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, is materially adverse to the condition (financial or otherwise), results of operations, businesses, properties, assets or liabilities of the Company, taken as a whole.

          The term "Affiliate" as used in this Agreement shall mean, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first mentioned Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

          The term "knowledge of the Company" as used in this Agreement shall mean the collective actual knowledge of the members of the senior management of the Company based upon reasonable inquiry of those employees of the Company responsible for the relevant area.

                    The term "Person" as used in this Agreement shall mean an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")).

          The Company makes the following representations and warranties to Acquiror and Acquiror Sub.

          3.01 Organization and Qualification; Subsidiaries. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Wisconsin incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except such jurisdictions if any, where the failure to be so qualified would not have a Company Material Adverse Effect. The Company has no subsidiaries and does not own any equity interests of any other business entity.


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          3.02 Articles of Incorporation; By-Laws.  The Company has furnished to
Acquiror complete and correct copies of the Articles of Incorporation and the By-Laws, as amended or restated, of the Company. The Company is not in violation of any of the provisions of its Articles of Incorporation or By-Laws, as amended or restated.

          3.03 Capitalization.

               (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock, of which 457,323 shares of Common Stock were issued and outstanding, 46,750 shares of Common Stock were reserved for issuance pursuant to the Company Stock Plans and 46,750 Company Stock Options are outstanding (excluding Company Stock Options granted to Acquiror in connection with this Agreement).

               (b) Except as described in this section 3.03, no shares of Company Common Stock are reserved for any other purpose. Since December 31, 1996, no shares of Company Common Stock have been issued by the Company, except pursuant to the exercise of outstanding Company Stock Options in accordance with their terms. Except as contemplated by this Agreement or as described on
Schedule 3.03(c), there have been no changes in the terms of any outstanding Company Stock Options or the grant of any additional Company Stock Options since December 31, 1996. All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable (except as provided in section 180.0622(2)(b) of the Wisconsin Law, as interpreted) and are not subject to preemptive rights under the Wisconsin Law, the Company's Articles of Incorporation or By-Laws or any agreement to which the Company is a party. Except as contemplated by this Agreement or described in section 3.03(a) there are no options, warrants or other rights, agreements, arrangements or commitments to which the Company is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, the Company or obligating the Company to grant, issue, sell or register for sale any shares of the capital stock of, or other equity interests in, the Company. Except as set forth on Schedule 3.03(c), as of the date of this Agreement, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock. The transactions contemplated by this Agreement will not cause the Company's Common Stock Repurchase Rights to become exercisable.



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          3.04 Authority; Vote Required.

               (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to required shareholder approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action, including such corporate action as may be required by section
180.1140 et seq. of the Wisconsin Law, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than with respect to the approval of this Agreement by the holders of Company Common Stock in accordance with the Wisconsin Law and the Company's Articles of Incorporation and By-Laws). This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

               (b) The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger.

          3.05 No Conflict; Required Filings and Consents.

               (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not: (i) violate the Articles of Incorporation or By-Laws of the Company; (ii) subject to
(x) obtaining the requisite approval of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock in accordance with the Wisconsin Law and the Company's Articles of Incorporation and By-Laws,
(y) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any governmental or regulatory authority, domestic or foreign ("Governmental Entities"), pursuant to the applicable requirements, if any, of the Exchange Act, the requirements of the National Association of Securities Dealers, Inc. ("NASD") or the NASDAQ Small Cap Market System,


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and the filing and recordation of appropriate merger documents as required by the Wisconsin Law, and (z) giving the notices and obtaining the consents, approvals, authorizations or permits described on Schedule 3.05(a), violate any laws applicable to the Company or by which any of their respective properties is bound, other than a potential violation under any federal or state antitrust or similar laws, rules or regulations; or (iii), except as set forth on
Schedule 3.05(a) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of the Company's properties is bound except for such breaches or defaults described in clause (iii) as would not have a Company Material Adverse Effect.

               (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities, except for applicable requirements, if any, of (i) the Exchange Act, and the requirements of the NASD and the NASDAQ Small Cap Market System, (ii) the consents, approvals, authorizations or permits described on Schedule 3.05(a) and (iii) the filing and recordation of appropriate merger documents as required by the Wisconsin Law.

          3.06 Permits; Compliance. Except as set forth on Schedule 3.06, the Company is in possession of all franchises, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits''). To the knowledge of the Company, no suspension, revocation or cancellation of any of the Company Permits is pending or threatened. The Company is not operating in default under or violation of (i) any law applicable to the Company or by which any of the Company's properties is bound or (ii) any of the Company Permits.

          3.07 Reports; Financial Statements.

               (a) Since December 31, 1996, (x) the Company has filed all forms, reports, statements and other documents required to be filed with (i) the Securities and Exchange Commission (the "SEC") including, without limitation,
(A) all Annual Reports on Form 10-KSB, (B) all Quarterly Reports on Form 10-QSB,
(C) all proxy statements relating to meetings of shareholders (whether annual or special), (D) all required Current Reports on Form 8-K, (E) all other


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reports or registration statements and (F) all amendments and supplements to all such reports and registration statements, which amendments and supplements have been, to the knowledge of the Company, required to be filed (collectively, as amended or supplemented, the "Company SEC Reports"), and (ii) any applicable state securities authorities; and (y) the Company has filed all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except as set forth on Schedule 3.07(a) (all such forms, reports, statements and other documents in clauses (x) and (y) of this section 3.07(a) being collectively referred to as the "Company Reports"). Such Company SEC Reports and Company Reports do not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein not misleading.

               (b) Each of the consolidated financial statements (including, in each case, any related notes to such statements) contained in the Company SEC Reports (i) have been prepared in all material respects in accordance with the published rules and regulations of the SEC and generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except (x) to the extent required by changes in GAAP and (y) as may be indicated in the notes thereto) and (ii) fairly represent the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

               (c) Except as and to the extent reflected on, or reserved against in, the consolidated balance sheet of the Company at December 31, 1996, including all notes thereto (the "Company Balance Sheet"), or as set forth on
Schedule 3.07(c), the Company does not have any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, prepared in accordance with the published rules and regulations of the SEC and GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1996, consistent with the Company's past practice, that, individually or in the aggregate, would not have a Company Material Adverse Effect.

          3.08 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports (or the notes thereto) or as contemplated by this Agreement, since December 31, 1996:

               (a) the Company has conducted its business in the ordinary course and consistent with the Company's past practice;



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        (b) there has not been any Company Material Adverse Effect;

        (c) the Company has not made any material increase in compensation to officers or key employees or any material increase in any or created any new bonus, insurance, pension or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of stock options) other than in the ordinary course of business and consistent with the Company's past practice;

        (d) the Company has not made any loans or advances to any officer, director, shareholder or Affiliate of the Company (except for travel and business expenses payments);

        (e) there has not been any change in the accounting methods or practices followed by the Company, except as required by GAAP;

        (f) the Company has not entered into any commitment or other agreement to do any of the foregoing;

        (g) there has not been any notice or indication to the Company (i) that any customer of the Company which accounted for 2% or more of the Company's total net sales for the 12 months ended December 31, 1996 may terminate or significantly reduce its relationship with the Company or (ii) of termination or potential termination of any other material contract, lease or relationship, including relationships with suppliers, which, in any case or in the aggregate, has or may have a Company Material Adverse Effect;

        (h) there has not been any (i) failure by the Company to replenish its inventories and supplies in a normal and customary manner consistent with its prior practice; or (ii) other change in the selling, pricing, advertising or personnel practices inconsistent with the Company's prior practice; and

        (i) there has not been any labor union organizing activity, any actual or threatened employee strikes, work stoppages, slow-downs or lockouts or any material adverse change in the Company's relations with its employees, agents, customers or suppliers.

   3.09 Absence of Litigation.

        (a) Schedule 3.09(a) lists all claims, actions, suits, litigations, or arbitrations or, to the knowledge of the Company, investigations or proceedings affecting the Company, at law or in equity, which are pending or, to the knowledge of the Company, threatened. There is no action pending seeking to enjoin or restrain the Merger.

               (b) Except as set forth on Schedule 3.09(b), the Company is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with or, to the knowledge of the Company, continuing investigation by, any Governmental Entity.

          3.10  Contracts; No Default.

               (a) Schedule 3.10(a) sets forth as of the date of this Agreement a list of each contract or agreement of the Company:

                    (i) concerning a partnership or joint venture with another Person; or

                    (ii) which is material to the Company.

               (b) Schedule 3.10(b) lists each contract or agreement to which the Company is a party materially limiting the right of the Company prior to the Effective Time, or Acquiror or any of its Subsidiaries at or after the Effective Time, to engage in, or to compete with any Person in, any business including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company prior to the Effective Time, or by the Acquiror after the Effective Time. For the purpose of this Agreement "Company Contract" means the contracts and agreements listed on Schedules 3.10 (a) and 3.10(b). Correct and complete copies of all written Company Contracts have been made available to Acquiror.

               (c) Each Company Contract is in full force and effect, each is a valid and binding contract or agreement enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law, and there is no default by the Company in the performance of any obligation to be performed or paid under any such contract or agreement.

          3.11 Employee Benefit Plans.

               (a) Schedule 3.11 lists all "employee pension benefit plans," as such term is defined in section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") without regard to any exemptions from any requirements thereunder issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by the Company (the "Pension Plans"). The term "Pension Plan" shall also include any terminated "employee pension benefit plan" previously maintained, sponsored or contributed to by the Company which, as of the Closing Date, has not distributed all of its assets in full satisfaction of accrued benefits.

               (b) The Company has made available to Acquiror true and complete copies of (i) the documents governing each of the Pension Plans as in effect on the Closing Date; (ii) the most recent annual report prepared on the appropriate Internal Revenue Service Form 5500 series, including all required attachments, for each of the Pension Plans subject to such reporting requirements; and (iii) the most recent determination letter issued by the Internal Revenue Service concerning the qualification of any Pension Plan pursuant to section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

               (c) None of the assets of the Company are subject to any lien, constructive or otherwise, arising under ERISA section 4068.

               (d) The Company maintains a Savings Plan (the "Profit Sharing Plan"). The Profit Sharing Plan is subject to a favorable determination letter issued by the Internal Revenue Service, dated April 26, 1995 relating to the tax qualification of the Profit Sharing Plan under Code section 401(a). There are no amendments necessary to maintain the Profit Sharing Plan as a qualified plan under Code section 401(a). The Profit Sharing Plan has operated in accordance with the requirements of the Code in all material respects, including but not limited to, compliance with Code sections 401(k)(3) and 401(m).

               (e) Schedule 3.11 lists all "employee welfare benefit plans," as defined in ERISA section 3(1) without regard to any exemptions from any requirements thereunder issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by the Company (the "Welfare Plans"). The term "Welfare Plans" shall also include any terminated employee welfare benefit plan previously maintained, sponsored or contributed to by the Company which, as of the Closing Date, has not distributed all of its assets.

     (f) The Company has made available to Acquiror true and complete copies of the documents governing or relating to each of the Welfare Plans as in effect on the Closing Date.

     (g) The schedule to this section lists all plans, agreements or programs to provide fringe or other benefits to the Company's employees (other than Pension Plans, Profit Sharing Plan and Welfare Plans) including, but not limited to, vacation, holiday, sick leave, disability, retirement, stock bonus, savings, thrift, bonus, stock appreciation, deferred compensation, severance, employment, consulting, medical, hospitalization, welfare, life insurance and other insurance plans, group insurance or other benefit plans, agreements or programs (the "Fringe Benefit Plans").

     (h) The Company has made available to Acquiror true and complete copies of the documents governing or affecting each Fringe Benefit Plan together with any summary plan description or other document describing such Fringe Benefit Plan.

     (i) Except as described in Schedule 3.11, the Company has no direct or indirect, formal or informal, plan, fund or program to change any Pension Plan, Profit Sharing Plan, Welfare Plan or Fringe Benefit Plan (collectively, the "Plans") that would affect any of the Company employees to be hired by Acquiror. The Company has made no material modification, within the meaning of ERISA section 102 and the regulations thereunder, to any existing Plans.

     (j) Except as disclosed on the schedule to this section, the Company has never been obligated to contribute to any multi-employer plan within the meaning of ERISA section 3(37).

     (k) Except as set forth on Schedule 3.11, neither the Company nor any employee benefit Plan maintained or contributed to by the Company provides or has any obligation to provide (or contribute towards the cost of) post-retirement, welfare benefits with respect to current or former employees of the Company or any other entity, including, without limitation, post-retirement, medical, dental, life insurance, severance, or any other similar benefit, whether provided on an insured or self insured basis.

     (l) Except as disclosed on Schedule 3.11, with respect to each of the Plans (i) all payments due from any such Plan (or from the Company with respect to any such Plan) have been made, and all amounts properly accrued to date as liabilities of the Company which have not been paid have been properly recorded on the books of the Company; (ii) the Company has complied with, and each such Plan conforms in form and operation to, all applicable laws and regulations, including, but not limited to, ERISA and the Code in all material respects, and all reports and information relating to such Plans required to be filed with any governmental entity have been timely filed; (iii) all reports and information required to be disclosed or provided to participants or the beneficiaries have been timely disclosed or provided; (iv) there have been no prohibited transactions within the meaning of sections 406 and 407 of ERISA or section 4975 of the Code with respect to any Plan resulting from actions or omissions of the Company or any of its employees; (v) no event or omission has occurred in connection with any Plan that would subject the Company or the Plan to a fine, penalty, tax or liability, whether pursuant to any agreement, instrument, indemnification obligation, or statute regulation or rule of law; and (vi) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to any Plan or against the assets of any Plan.

               (m) Except as set forth in Schedule 3.11, the consummation of the transactions contemplated by this Agreement will not entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, or accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee. Except as set forth in Schedule 3.11, the Company has not announced any new type of plan or binding commitment to create any additional employee benefit or fringe benefit or to amend or modify any existing Plan.

          3.12 Taxes. The Company has filed or caused to be filed with the appropriate Governmental Entities, all federal, state, municipal, and local income, franchise, excise, real and personal property, and other tax returns and reports that are required to be filed and the Company is not delinquent in the payment of any material taxes shown on such returns or response or on any material assessments for any such taxes received by it and has otherwise complied in all material respects with all legal requirements applicable to the Company with respect to all income, sales, use, real or personal property, excise or other taxes. The Company Balance Sheet includes adequate reserves for the payment of all accrued but unpaid federal, state, municipal and local taxes of the Company, including, without limitation, interest and penalties, whether or not disputed, for the year ended December 31, 1996 and for all fiscal years prior thereto. The Company has not executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal tax. The Company is not a party to any pending action or proceeding, nor, to the knowledge of the Company, has any action or proceeding been threatened, by any Governmental Entity for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against the Company.

          3.13 Intellectual Property Rights. The Company owns or possesses the right to use (in the manner and the geographic areas in which they are currently used) all patents, patents pending, trademarks, service marks, trade names, service names, slogans, registered copyrights, trade secrets and other intellectual property rights it currently uses, without any conflict or alleged conflict with the rights of others.

          3.14 Certain Business Practices and Regulations. Neither the Company, nor any of its or their respective executive officers or directors has (i) made or agreed to make any contribution, payment or gift to any customer, supplier, governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under any law; (ii) established or maintained any material unrecorded fund or asset of the Company for any improper purpose or made any material false entries on its books and records for any reason; or (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state or local public office in violation of any law.

          3.15 Insurance. All policies and binders of insurance for professional liability, directors and officers, property and casualty, fire, liability, worker's compensation and other customary matters held by or on behalf of the Company (''Insurance Policies") have been made available to Acquiror. The Insurance Policies are in full force and effect. To the knowledge of the Company, the Company has not failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor to the knowledge of the Company, has any coverage for claims been denied, which failure or denial has had or would have a Company Material Adverse Effect.

          3.16 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of the Company, with the exception of advisory fees and expenses in the amount payable to Cleary, Gull, Reiland & McDevitt, Inc. pursuant to the engagement letter, a copy of which is attached as Schedule 3.16.

          3.17 Title to Properties.

               (a) Schedule 3.17 sets forth a true and complete list and description of all real property owned, used or occupied by the Company (the

"Real Property") including a description of all land, and all encumbrances, easements, or rights of way of record (or, if not of record, of which the Company has notice or knowledge) granted on or otherwise affecting such real property. Except as set forth on Schedule 3.17, there are no leases, contracts, options, agreements or enforceable rights or obligations relating to or affecting the Real Property to which the Company is a party or by which the Real Property is otherwise bound or affected. There are no material structural or nonstructural defects (including, without limitation, inadequacy for normal use of mechanical systems and fixtures) in any building or its systems or fixtures (including, without limitation, the HVAC system, plumbing system, electrical system, sprinkler system and sewer and water systems) or other improvements situated on the Real Property and all building systems, fixtures, structures, fixtures and improvements, owned, leased or used by the Company, are in all material respects in good condition and working order (reasonable wear and tear excepted) and are adequate in quality and quantity for the normal operation of the Company's business and the Real Property. None of the Real Property is located in a recognized wetland, flood prone area, flood risk area, flood plain or similarly restricted area or is subject to any shoreland regulations. The Company has no notice or knowledge of capital expenditures on the Real Property (excluding only normal repair made consistently with past practice and which are required to be expensed for federal income tax purposes) that would be necessary to conduct the Company's business as presently conducted nor are any such expenditures planned by the Company. The Company has all easements and rights, including without limitation, easements for all utilities, services, roadways, and other ways on ingress and egress, adequate and sufficient to conduct the Company's business. Neither the whole or any portion of the Real Property has been condemned, requisitioned or otherwise taken by any public authority, no notice of such condemnation, requisition or taking has been served upon the Company and to the Company's knowledge, no such condemnation, requisition or taking is threatened or contemplated. No public improvements have been commenced and to the Company's knowledge there are no public improvements planned which may reasonably be expected to result in special assessments against or otherwise adversely affect any of the Real Property. Except for increases consistent with past experience, the Company has no notice or knowledge of any proposed increases in any real estate taxes or assessed valuations applicable to the Real Property, and there are no challenges or appeals pending regarding the amount and/or payments of such real estate taxes or assessed valuations. No governmental agency has issued any work order, and there have been no court orders requiring repairs, alterations or corrections of any condition on the Real Property. As of the date of Closing, all work performed or materials furnished for the Real Property shall have been fully paid for, the Company shall deliver an affidavit to that effect to Acquiror's title insurance company at Closing, and the Company shall provide Acquiror with appropriate lien waivers from any and all contractors, subcontractors, laborers or material men furnishing labor or material for the improvement of the Real Property during the six months preceding the date of Closing.

     3.18 Inventory. The Company's inventory is of a quality and quantity usable and salable in the ordinary course of business consistent with the Company's past practice without discount for obsolescence. The value at which the Company carried its inventory on the Company Balance Sheet reflects its customary inventory valuation policy of stating inventory on the FIFO method at the lesser of cost or market all in accordance with generally accepted accounting principles. No inventory has been consigned to others. The quantity of inventory is sufficient and adequate for, but is not materially in excess of the level appropriate to, the conduct of the Company's business as it previously has been conducted. The Company has not made any purchase commitments in excess of normal, ordinary and usual requirements.

     3.19 Title to Personal Property. The Company has good and marketable title to all personal property shown on the Company Balance Sheet, free and clear of all mortgages, security interests, title retention agreements, options to purchase, rights of first refusal, liens, easements, encumbrances and other restrictions of any nature whatsoever ("Liens"), except for those Liens described on Schedule 3.19.

     3.20 Product Liability. There have been no product liability Claims relating to products manufactured or sold by the Company, or services rendered by the Company which are presently pending or which, to the Company's knowledge, are threatened, or which have been asserted or commenced against the Company within the five years prior to the date hereof, in which a party thereto either requested injunctive relief (whether temporary or permanent) or alleged damages in excess of $25,000 (whether or not covered by insurance).
The Company's products have been designed and manufactured so as to meet and comply with all applicable governmental standards and specifications currently in effect.

     3.21 Compliance with Environmental Laws.

               (a) The term "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process wastewater or the disposal of solid or hazardous waste or otherwise relating to the environment or hazardous substances or employee health and safety.

                    (b) The term "Hazardous Substances" shall mean all hazardous and toxic substances, wastes and materials; any pollutants or contaminants (including, without limitation, petroleum products, asbestos and raw materials which include hazardous constituents); and any other similar substances or materials which are regulated under Environmental Laws.

                    (c) Schedule 3.21 describes:

                         (i) With expiration dates, all permits, licenses,
approvals and consents issued by or received from government agencies (including local sewerage districts) relating to Environmental Laws or Hazardous Substances which are held by the Company (the "Environmental Permits").

                         (ii) In general terms, the storage, use or generation
of Hazardous Substances by the Company at the Real Property during the period the Company has owned or occupied the Real Property or of which the Company has notice or knowledge.


                         (iii) All above- and below-ground storage tanks on the
Real Property and identifies all products and materials ever to have been stored in such tanks.

                    (d) The Environmental Permits are in full force and effect and constitute all permits, licenses, approvals and consents relating to Environmental Laws or Hazardous Substances required of the Company for the conduct of the Business and the use of the Real Property (as presently conducted and used). No applications for permits or reports filed by the Company in connection with any Environmental Law or Environmental Permit contained any untrue statement of material fact or omitted any statement of material fact necessary to make the statements made not misleading.

                    (e) The Company has filed all reports, returns and other filings required to be filed with respect to the Real Property and the Company's business under Environmental Laws and the Environmental Permits. The Company has furnished Acquiror complete copies of all environmental filings made by the Company since January 1, 1992.

                    (f) Except as disclosed on Schedule 3.21: (i) the Company's business and the Real Property have been and are being operated by the Company in accordance with all Environmental Laws and Environmental Permits; and (ii) the Company has not received any notice nor does the Company have any knowledge that the Company's business or the Real Property are not in compliance with all Environmental Laws and Environmental Permits and no proceeding for the suspension, revocation or cancellation of any Environmental Permit is pending or, to the Company's knowledge, threatened.

                    (g) Except as disclosed on Schedule 3.21, there are no actions pending, or to the Company's knowledge, actions, claims or investigations threatened against the Company, the business or the Real Property, which in any case asserts or alleges (i) the Company or the Real Property violated any Environmental Law or Environmental Permit or is in default with respect to any Environmental Permit or any order, writ, judgment, variance, award or decree of any government authority; (ii) the Company is required to clean up or take remedial or other responsive action due to the disposal, discharge or other release of any Hazardous Substance on the Real Property or elsewhere; (iii) the Company is required to contribute to the cost of any past, present or future cleanup or remedial or other response action which arises out of or is related to the disposal, discharge or other release of any Hazardous Substance by the Company; or (iv) the Company and the Real Property are not subject to any judgment, stipulation, order, decree or other agreement arising under any Environmental Laws.

                    (h) Except as disclosed on Schedule 3.21: (i) no Hazardous Substances have been treated, recycled or disposed of (intentionally or unintentionally) on, under or at the Real Property; (ii) there has been no release or threatened release of any Hazardous Substance from the Real Property;
(iii) there have not been nor are there now any materials containing asbestos or PCBs on the Real Property; and (iv) there have been no activities on the Real Property which would subject the Company or any subsequent owner or lessee of the Real Property to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or common law theory of liability. Except as disclosed on Schedule 3.21, to the Company's knowledge, no property adjacent to the Real Property has ever been used for the treatment, recycling or disposal (intentional or unintentional) of Hazardous Substances nor has there been a release or threatened release of any Hazardous Substances from such adjacent property.

          3.22 Labor Matters.

                    (a) Except as set forth on Schedule 3.22, the Company is not a party to or bound by any union collective bargaining agreements or other labor contracts. The Company is not a party to any pending arbitration or grievance proceeding or other claim relating to any labor contract nor, to the Company's knowledge, is any such action threatened and no set of facts would reasonably be expected to constitute a basis for any such action. Within the last five years, the Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business, and there is currently no labor strike, dispute, request for representation, slow down or stoppage actually pending, or to the Company's knowledge, threatened against or affecting the Company nor a secondary boycott with respect to the products of the Company.


                    (b) The Company is not bound by any court, administrative agency, tribunal, commission or board decree, judgment, decision, arbitration agreement or settlement relating to collective bargaining agreements, conditions of employment, employment discrimination or attempts to organize a collective bargaining unit. The Company has no notice or knowledge of any employment discrimination, safety or unfair labor practice or other employment-related investigation, claim or allegation against the Company or any set of facts which would reasonably be expected to constitute a basis for such an action.

                    (c) The Company has provided Acquiror all of the Company's written employment policies presently in effect.

          3.23 Compliance with Law. To the knowledge of the Company, the Company is in substantial compliance with all applicable federal, state, local and international laws or ordinances and any other rule or regulation of any international federal, state or local agency or body, including, without limitation, all energy, safety, environmental, zoning, health, export, import, trade practice, antidiscrimination, antitrust, wage, hour and price control laws, orders, rules or regulations. Schedule 3.23 lists all citations issued to the Company in the three years prior to the date hereof from any city, state or federal agency. All citations that have been issued have been properly remedied. No notice from any governmental body or other person has been served upon the Company claiming any violation or alleged violation of any law, ordinance, code, rule or regulation with which the Company has not complied.

          3.24 Accounts Receivable. All accounts receivable reflected on the Company Balance Sheet and those existing as of the Closing Date represent valid claims for bona fide, arms length sales of goods and services actually made by the Company in the ordinary course of its business and none of such accounts or notes receivable is subject to any set off or counterclaim or is in dispute.
Schedule 3.24 sets forth an aging schedule of the accounts and notes receivable of the Company as of March 31, 1997, and such schedule is correct and complete in all material respects.

          3.25 Major Customers and Suppliers. Schedule 3.25 sets forth a true and correct list of the ten largest customers of the Company for each of the fiscal years ended December 31, 1996 and December 31, 1995 (determined on the basis of the total dollar amount of net revenues) showing the dollar amount of net revenues from each such customer during each such year. Schedule 3.25 also sets forth a true and correct list of the ten largest suppliers of the Company in terms of dollar volume of purchases during such fiscal years.

          3.26 Product Warranty. Section 3.26 sets forth a description of all warranties provided by the Company with respect to its products.

          3.27 Disclosure. To the knowledge of the Company, no warranty or representation by the Company contained, or deemed to be made by the Company, in this Agreement or in any writing to be furnished pursuant hereto or previously furnished to Acquiror contains or will contain any untrue statement of fact or omits or will omit to state any fact required to make the statements therein contained not misleading. All statements and information contained in any certificate, instrument, disclosure schedule or documents delivered by or on behalf of the Company to Acquiror or its representatives pursuant hereto shall be deemed representations and warranties by the Company.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                          OF ACQUIROR AND ACQUIROR SUB

          The term "Acquiror Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, is materially adverse to the condition (financial or otherwise), results of operations business, properties, assets or liabilities of Acquiror and its Subsidiaries, taken as a whole.

          Acquiror and Acquiror Sub jointly and severally represent and warrant to the Company that:

          4.01 Organization and Qualification; Subsidiaries. Acquiror is a limited liability company, duly organized and validly existing under the laws of the State of Wisconsin, with all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Acquiror Sub is a corporation, duly incorporated, validly existing and in good standing under the laws of Wisconsin, and Acquiror Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

          4.02 Authority. Each of Acquiror and Acquiror Sub has the requisite limited liability company or corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this

Agreement by Acquiror and Acquiror Sub, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no other limited liability company or corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Acquiror and Acquiror Sub and constitutes a legal, valid and binding obligation of Acquiror and Acquiror Sub enforceable against Acquiror and Acquiror Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

          4.03 No Conflict; Required Filings and Consents.

               (a) The execution and delivery of this Agreement by Acquiror Sub does not, and the performance of this Agreement by Acquiror Sub will not, (i) violate the Articles of Organization or Operating Agreement of Acquiror or the Articles of Incorporation or By-Laws of Acquiror Sub, (ii) subject to the filing and recordation of appropriate merger documents as required by the Wisconsin Law, conflict with or violate any laws applicable to Acquiror or Acquiror Sub or by which any of their respective properties is bound or affected, except such as would not have an Acquiror Material Adverse Effect.

               (b) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities, except as described in section 4.03(a) above.

          4.04 Ownership of Acquiror and Acquiror Sub; No Prior Activities.

               (a) Each of Acquiror and Acquiror Sub was formed for the purpose of engaging in the transactions contemplated by this Agreement.

               (b) As of the Effective Time, all of the outstanding capital stock of Acquiror Sub will be owned directly by Acquiror. All of the outstanding member interests of Acquiror are owned by entities controlled by or affiliated with Robert T. Foote, Jr. As of the Effective Time, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Acquiror or Acquiror Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Acquiror or Acquiror Sub or obligating Acquiror or Acquiror Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Acquiror or Acquiror Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Acquiror or Acquiror Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Acquiror or Acquiror Sub.

               (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, neither Acquiror nor Acquiror Sub has incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreement or arrangements with any Person.

          4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

                                   ARTICLE V

                                   COVENANTS

          5.01 Affirmative Covenants of the Company. The Company covenants and agrees that prior to the Effective Time, unless otherwise contemplated by this Agreement or consented to in writing by Acquiror, the Company will:

               (a) operate its business in the ordinary course of business and consistent with its past practice;

               (b) use reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain the relationships with its respective key customers and suppliers;

               (c) use reasonable efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained;

               (d) confer with Acquiror at its reasonable request to report operational matters of a material nature and to report the general status of the ongoing operations of the business of the Company; and

               (e) From the date hereof until the Closing Date, the Company (i) will give Acquiror, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company, (ii) will furnish to Acquiror, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company as such persons may reasonably request, and (iii) will instruct the employees, counsel and financial advisors of the Company to cooperate in all reasonable respects with Acquiror in its investigation of the Company; provided that no investigation pursuant to this subsection shall affect any representation or warranty given by the Company hereunder.

          5.02 Negative Covenants of the Company. Except as contemplated by this Agreement or consented to in writing by Acquiror, from the date of this Agreement until the Effective Time, the Company shall not do any of the following:

               (a) (i) increase the compensation payable to any director, officer or employee of the Company; (ii) grant any severance or termination pay (other than pursuant to the normal severance policy of the Company currently in effect) to, or enter into any severance agreement with, any director or officer;
(iii) subject to clause (i), enter into or amend any employment agreement with any director or officer that would extend beyond the Effective Time except on an at-will basis; or (iv) establish, adopt, enter into or amend any Employee Benefit Plan, except as may be required to comply with applicable law;

               (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

               (c) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock (except for the issuance of shares upon the exercise of options or warrants in accordance with their terms);

               (d) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations on voting rights, charges or other encumbrances) of, any shares of any class of its capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except for the issuance of shares upon the exercise of options or warrants in accordance with their terms), or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof, except as contemplated by this Agreement;

               (e) to the extent material, acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with the Company's past practice);

               (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any material amount of any of its assets, except for dispositions in the ordinary course of business and consistent with the Company's past practice;

               (g) adopt any amendments to its Articles of Incorporation or By-Laws;

               (h) except as set forth in Schedule 5.02(h); (A) change any of its methods of accounting in effect at December 31, 1994 or (B) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1994, except in either case as may be required by law, the IRS, or GAAP or in the ordinary course of business consistent with past practice;

               (i) except with respect to increased bank debt pursuant to the Company's existing revolving credit facility, incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except as approved by Acquiror in advance; or

               (j) agree in writing or otherwise to do any of the foregoing.

          5.03 Acquisition Proposals. Upon execution of this Agreement, the Company and its officers, directors, employees, agents and advisors will immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as hereinafter defined). The Company may, directly or indirectly, furnish information and access, in each case only in response to requests that were not solicited by the Company (or any officer, director, employee, agent or advisor on its behalf) after the date of this Agreement, to any corporation, partnership, person or other entity or group (each, a "Potential Acquiror") pursuant to confidentiality agreements, and may participate in discussions and negotiate with a Potential Acquiror concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company, if such Potential Acquiror has submitted a written proposal to the Board of Directors relating to any such transaction, and the Board of Directors determines in good faith after consultation with independent legal counsel that the failure to provide such information or access or to engage in such discussions or negotiations would be inconsistent with their fiduciary duties to the Company's shareholders under applicable law. The Company shall notify Acquiror immediately if any such request or proposal, or any inquiry or contact with any Person with respect thereto, is made and shall keep Acquiror apprised of all developments that could reasonably be expected to culminate in the Board withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by this Agreement. For purposes of this section 5.03, the term "Acquisition Proposal" means any proposal or offer for a merger, asset acquisition or other business combination (other than the Merger contemplated by this Agreement) involving the Company and any Potential Acquiror, or any proposal or offer to acquire a significant equity interest in, or a significant portion of the assets of, the Company by a Potential Acquiror.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

          6.01 Proxy Statement.

               (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement and a form of proxy to be sent to the shareholders of the Company in connection with the meeting of the Company's shareholders to consider the Merger (the "Shareholders' Meeting") (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's shareholders, being the "Proxy Statement"). The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of the

Merger and approval of this Agreement, unless outside legal counsel to the Company advise the Company's Board of Directors that the directors' fiduciary duties under applicable law require them not to do so.

               (b) The information included in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements, therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Shareholders' Meeting, any event or circumstance relating to the Company, or its officers or directors, is discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Acquiror. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

               (c) Acquiror and Acquiror Sub each consents to the use of its name and to the inclusion of business information relating to such party (in each case, to the extent required by applicable securities laws) in the Proxy Statement. The Company, Acquiror and Acquiror Sub each hereby agrees to (i) use its reasonable efforts to obtain the written consent of any Person retained by it which may be required to be named (as an expert or otherwise) in the Proxy Statement; provided, that such party shall not be required to make any material payment to such Person in connection with such party's efforts to obtain any such consent, and (ii) cooperate, and agrees to use its reasonable efforts to cause its Affiliates to cooperate, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties in connection with the preparation of any and all information required as determined after consultation with each party's counsel, by applicable securities laws to be disclosed in the Proxy Statement.

          6.02 Meeting of Shareholders. The Company shall take all action necessary in accordance with the Wisconsin Law and its Articles of Incorporation and By-Laws to convene the Shareholders' Meeting, and the Company shall consult with Acquiror in connection therewith. The Company shall use reasonable efforts to solicit from the shareholders of the Company proxies in favor of the Merger and shall take all other actions necessary or advisable to secure the vote or consent of shareholders required by the Wisconsin Law to approve this Agreement, including the retention of proxy solicitation agents if requested by Acquiror, unless otherwise required by the applicable fiduciary duties of directors or officers of the Company.

          6.03 Appropriate Action; Consents; Filings.

               (a) Subject to the terms and conditions herein provided, the Company, Acquiror and Acquiror Sub shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses or orders required to be obtained by Acquiror or the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including, without limitation, the Merger, and (iii) make all necessary notifications and filings and thereafter make any other required submissions with respect to this Agreement and the Merger required under (A) the Exchange Act and any other applicable federal or state securities laws, and (B) any other applicable law; provided that Acquiror and the Company shall cooperate with each other in connection with the making of all such filings. The Company and Acquiror shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

               (b) (i) The Company and Acquiror shall give any notices to third parties, and use all reasonable efforts to obtain any third-party consents, (A) necessary to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the disclosure schedules to this Agreement, or (c) required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time.

                    (ii) In the event that any party shall fail to obtain any third-party consent described in subsection (b)(i) above, such party shall use reasonable efforts, and shall take any such actions reasonably requested by the Company and Acquiror to minimize any adverse effect upon the Company and its businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.


               (c) From the date of this Agreement until the Effective Time, the Company shall promptly notify Acquiror in writing of any pending or, to the knowledge of the Company, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Merger, (ii) alleging that the consent of such Governmental Entity or Person may be required in connection with the Merger or this Agreement or (iii) seeking to restrain or prohibit the consummation of the

Merger or otherwise limit the right of Acquiror or, to the knowledge of the Company, to own or operate all or any portion of the businesses or assets of the Company.

               (d) From the date of this Agreement until the Effective Time, Acquiror shall promptly notify the Company in writing of any pending or, to the knowledge of Acquiror, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror to own or operate all or any portion of the business or assets of the Company.

          6.04 Update Disclosure; Breaches. From and after the date of this Agreement until the Effective Time, each party shall promptly notify the other parties hereto by written update to its disclosure schedules ("Update Schedule") of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (ii) the failure of the Company or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be reasonably likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (iii) of any changes to the information contained in its disclosure schedule (including any change to any representations or warranties herein as to which no schedule has been created as of the date hereof but as to which a schedule would have been required hereunder to have been created on or before the date hereof if such change had existed on the date hereof); provided, however, that the delivery of any Update Schedule pursuant to this section 6.04 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available to the party receiving such notice.

          6.05 Public Announcements. The parties to this Agreement shall consult in good faith with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement without the prior written agreement of the other party, except as may be required by law or the requirements of the NASDAQ market.

          6.06 Indemnification.

               (a) From and after the Effective Time, Acquiror shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees, agents and representatives of the Company (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted or required under the Wisconsin Law or other applicable state law (and shall also advance reasonable expenses as incurred to the fullest extent permitted under the Wisconsin Law or other applicable state law, provided that the persons to whom expenses are advanced provides an undertaking to repay such advances contemplated by the Wisconsin Law). Acquiror and Acquiror Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any claim, action, suit, proceeding or investigation (a "Claim") existing in favor of the Indemnified Parties as provided in the Company's Articles of Incorporation or By-Laws or other agreement or provisions, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect.

               (b) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time (i) the Indemnified Parties may retain counsel satisfactory to them (subject to approval by Acquiror and the Surviving Corporation, which approval will not be unreasonably withheld or delayed), (ii) Acquiror and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received subject to the ability of Acquiror and the Surviving Corporation to receive such information relative to the legal services provided as is customarily provided and reasonably requested by Acquiror and the Surviving Corporation, and (iii) Acquiror and the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Acquiror nor the Surviving Corporation shall be liable for any settlement of any Claim effected without its written consent, which consent, however, shall not be unreasonably withheld or delayed. Any Indemnified Party wishing to claim indemnification under this section 6.06, upon learning of any such Claim, shall notify Acquiror (but the failure so to notify Acquiror shall not relieve it from any liability which it may have under this section 6.06 except to the extent such failure materially prejudices Acquiror). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, as evidenced by the written opinion of counsel reasonably acceptable to Acquiror and the Surviving Corporation, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

               (c) The Surviving Corporation shall use reasonable efforts to obtain extended reporting endorsements on the fiduciary liability, professional liability and directors and officers liability policies currently covering the Company or any of the Indemnified Parties, and will submit to the applicable insurer a full and complete list of any potential claims under the policy issued by such insurer. In the event the Surviving Corporation is unable to obtain extended coverage under its existing directors and officers liability insurance policies, Acquiror shall use reasonable efforts to provide similar coverage for the Indemnified Parties under policies then maintained by Acquiror; provided that such similar coverage is available to Acquiror at a cost not substantially higher than the Company's present coverage.

               (d) This section 6.06 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Acquiror, Acquiror Sub, the Company and the Surviving Corporation.

          6.07 Obligations of Acquiror and Acquiror Sub. Acquiror shall take all action necessary to cause Acquiror Sub to perform its obligations under this Agreement and the bank commitment letter referred to below and to consummate the Merger on the terms and conditions set forth in this Agreement. Upon the execution of this Agreement, Acquiror has delivered to the Company a letter, in a form typical to such a transaction, from a financial institution evidencing such institution's commitment to provide acquisition and working capital financing sufficient to allow Acquiror and Acquiror Sub to consummate the Merger.

          6.08 Employee Benefits and Compensation. After the Effective Time, the employee benefit plans of the Surviving Corporation shall recognize for eligibility, vesting, accrual and all other purposes the credited service of employees of the Company and its Subsidiaries credited as of the Effective Time under the Company's Employee Benefit Plans on a basis that is consistent with the manner in which the Employee Benefit Plans of the Company recognized such employment for similar purposes.

                                  ARTICLE VII

                               CLOSING CONDITIONS

          7.01 Conditions to Obligations of Each Party Under This Agreement.
The respective obligations of each party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

               (a) Shareholder Approval. This Agreement and the Merger shall have been approved by the requisite vote of the shareholders of the Company.

               (b) No Action or Proceeding. There shall not have been instituted and there shall not be pending any action or proceeding by a Governmental Entity, and no such action or proceeding shall have been approved by a Governmental Entity with authority to institute such an action or proceeding, before any court of competent jurisdiction or governmental agency or regulatory or administrative body, and no order or decree shall have been entered in any action or proceeding before such court, agency or body of competent jurisdiction: (i) imposing or seeking to impose limitations on the ability of Acquiror to acquire or hold or to exercise full rights of ownership of any securities of the Company; (ii) imposing or seeking to impose limitations on the ability of Acquiror to combine and operate the business and assets of the Company with Acquiror or Acquiror Sub; (iii) imposing or seeking to impose other sanctions, damages or liabilities arising out of the Merger on Acquiror, Acquiror Sub, the Company or any of their officers or directors; (iv) requiring or seeking to require divestiture by Acquiror of all or any material portion of the business, assets or property of the Company; or (v) restraining, enjoining or prohibiting or seeking to restrain, enjoin or prohibit the consummation of the Merger, in each case, with respect to clauses (i) through (iv) above, which would or is reasonably likely to result in a Company Material Adverse Effect at or prior to or after the Effective Time or, with respect to clauses (i) through
(v) above, which would or is reasonably likely to subject any of their respective officers or directors to any penalty or criminal liability. Notwithstanding the foregoing, prior to invoking the condition set forth in this section 7.01(b), the party seeking to invoke it shall have used its reasonable efforts to have any pending or approved such action or proceeding withdrawn or dismissed or such order or decree vacated.

               (c) Other Approvals or Notices. All other consents, waivers, approvals and authorizations required to be obtained from, and all filings or notices required to be made with, any Government Entity by Acquiror or the Company prior to consummation of the transactions contemplated in this Agreement (other than the filing and recordation of Merger documents in accordance with the Wisconsin Law) shall have been obtained from and made with all required Governmental Entities, except for such consents, waivers, approvals or authorizations which the failure to obtain, or such filings or notices which the failure to make, would not have a Company Material Adverse Effect prior to or after the Effective Time or an Acquiror Material Adverse Effect before or after the Effective Time or be reasonably likely to subject the Company, Acquiror or Acquiror Sub or any of their respective officers, directors, employees, agents or representatives to substantial penalty or criminal liability.

          7.02 Additional Conditions to Obligations of Acquiror and Acquiror Sub. The obligations of Acquiror and Acquiror Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part:

               (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects when made and the information contained therein, as updated by any Update Schedule, taken as a whole, shall not have materially adversely changed; each of the representations and warranties contained in this Agreement shall be true and correct in all material respects as of the Effective Time. Acquiror shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

               (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except to the extent failure to perform is caused by or is consented to by Acquiror or Acquiror Sub. Any breach by the Company of its obligations under section 5.02(d) shall be deemed to be material noncompliance for purposes of this section 7.02(b). Acquiror shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

               (c) Consents Under Agreements. The Company shall have obtained the third-party consents described in subsection 6.03(b)(i), except those for which the failure to obtain such consents and approvals would not have a Company Material Adverse Effect prior to or after the Effective Time or an Acquiror Material Adverse Effect before or after the Effective Time, other than as contemplated by subsection 6.03(b)(ii).

               (d) Opinion of Counsel. The Acquiror and the Acquiror Sub shall have received an opinion of von Briesen, Purtell & Roper, s.c. counsel to the Company, addressed to Acquiror and Acquiror Sub, dated as of the Effective Time, and satisfactory in form and substance to Acquiror, Acquiror Sub and its counsel, to the following effect:

                    (i) The Company is a corporation existing under the laws of the State of Wisconsin and, based solely on a certificate of the Secretary of State of Wisconsin, (a) has filed with the Secretary of State during its most recently completed report year the required annual report; (b) is not the subject of a proceeding under Wisconsin Statutes section 180.1421, to cause its administrative dissolution; (c) no determination has been made by the Secretary of State that grounds exist for such action with respect to the Company; (d) no filing has been made with the Secretary of State of a decree of dissolution with respect to the Company; and (e) Articles of Dissolution of the Company have not been filed with the Secretary of State. The Company has the corporate power to carry on their respective businesses as currently being conducted.

                    (ii) The Agreement and Plan of Merger (the "Agreement") is a legal, valid and binding obligation of the Company (a) except as the Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and (b) subject to general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether considered in a proceeding in equity or at law. The execution, delivery and performance by the Company of the Agreement have been duly authorized by all necessary corporation action, including the requisite approval of the shareholders of the Company. Under the Wisconsin Business Corporation Law and the Company's Articles of Incorporation and By-Laws, the Company's shareholders and Board of Directors properly approved the Merger in accordance with the terms of the Agreement. Upon filing the Articles of Merger as contemplated by the Agreement, the Merger shall be effective under Wisconsin law.

                    (iii) The execution and delivery of the Agreement and the performance by the Company of its terms do not [a] contravene or conflict with any provision of the Articles of Incorporation or By-Laws of the Company; or [b] violate any order, judgment or decree of any Wisconsin or federal court or governmental instrumentality to which the Company is subject and of which such counsel has knowledge.

                    (iv) The authorized capital stock of the Company consists of 6,000,000 shares of capital stock which are comprised of 1,000,000 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding, and 5,000,000 authorized shares of Company Common Stock, par value $3.00 per share, of which 457,323 shares are issued and outstanding, fully paid and nonassessable except as set forth in Wisconsin Statutes section 180.0622(2)(b), as interpreted. To the knowledge of such counsel, the Company does not have outstanding any stock or securities convertible into or exchangeable for any shares of capital stock or any preemptive rights or other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, rights or claims of any other character relating to the issuance of, any capital stock or any stock or securities convertible into or exchangeable for any capital stock other than as set forth in [a] the Articles of Incorporation and [b] the Agreement or the Disclosure Schedules. To the knowledge of such counsel, except as set forth in the Articles of Incorporation and as set forth in the Agreement or the Disclosure Schedules, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock of the Company. The transactions contemplated by this Agreement will not cause the Company's Common Stock Repurchase Rights to become exercisable.

                    (v) There are no preemptive rights of stockholders under the Articles of Incorporation of the Company or as a matter of law under the Business Corporation Law of Wisconsin with respect to the Agreement or the Merger.

                    (vi) To the knowledge of such counsel, there is no action, suit, investigation or proceeding pending or threatened against the Company or any properties or rights of the Company by or before any court, arbitrator or administrative or governmental body which questions the validity of the Agreement or any action which has been or is to be taken by the Company thereunder.

               (e) Financing. Acquiror shall have obtained acquisition and working capital financing on substantially the terms and conditions contained in the bank commitment letter described in section 6.07 of this Agreement.

          7.03 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part;

               (a) Representations and Warranties. Each of the representations and warranties of Acquiror contained in this Agreement: (A) with respect to those representations and warranties that are qualified by reference to "materiality" or "Acquiror Material Adverse Effect," shall be true and correct in all respects as of the Effective Time, as though made on and as of the Effective Time and (B) with respect to all other representations and warranties, shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Acquiror to that effect.

               (b) Agreements and Covenants. Acquiror and Acquiror Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Acquiror to that effect.

               (c) Opinion of Counsel. The Company shall have received an opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., counsel to Acquiror and Acquiror Sub, addressed to the Company, dated as of the Effective Time, and satisfactory in form and substance to the Company and its counsel, to the following effect:

                    (i) Acquiror is a corporation existing under the laws of the State of Wisconsin and, based solely on a certificate of the Secretary of State of Wisconsin, (a) has filed with the Secretary of State during its most recently completed report year the required annual report; (b) is not the subject of a proceeding under Wisconsin Statutes section 180.1421, to cause its administrative dissolution; (c) no determination has been made by the Secretary of State that grounds exist for such action with respect to Acquiror; (d) no filing has been made with the Secretary of State of a decree of dissolution with respect to Acquiror; and (e) Articles of Dissolution of Acquiror have not been filed with the Secretary of State. Acquiror has the corporate power to carry on their respective businesses as currently being conducted.

                    (ii) The execution, delivery and performance of the Agreement and Plan of Merger (the "Agreement") has been duly authorized by all requisite corporate action on the part of Acquiror and Acquiror Sub. The Agreement constitutes the legally valid and binding obligations of Acquiror and Acquiror Sub, enforceable in accordance with its terms, subject to the following qualifications: [a] the enforceability against Acquiror or Acquiror Sub of the Agreement in accordance with its terms may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally;

[b] the enforceability of the Agreement is subject to the effect of general principles of equity and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law; and [c] no opinion is expressed as to any provision of the Agreement providing for the indemnification of persons for liability under federal or other securities laws.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

          8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of the Company:

               (a) by mutual written consent of Acquiror and the Company;

               (b) by either Acquiror or the Company in the event the conditions to such party's (the "Nonfailing Party") obligations under Article VII shall not have been met or waived by the Nonfailing Party on or prior to July 31, 1997 (provided, however, that this date may be extended by any party by written notice to the other parties for not more than 60 days thereafter if the Merger shall not have been consummated as a direct result of such party's (the "Failing Party") having failed (i) to satisfy the conditions in subsection 7.01(c), (ii) to resolve any action or proceeding as required by subsection 7.01(b) or (iii) to cure any failure by the Failing Party to perform in all material respects any other covenant or agreement required by this Agreement to be performed or complied with by the Failing Party prior to the Effective Time which is capable of being cured), but only if the party terminating has not caused the condition giving rise to termination to be not satisfied through its own action or inaction;

               (c) by either Acquiror or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

               (d) by Acquiror, if (A) the Board of Directors of the Company withdraws, modifies or changes in a manner materially adverse to Acquiror its recommendation of this Agreement or Merger or shall have resolved to do any of the foregoing, or (B) the Board of Directors of the Company shall have recommended to the shareholders of the Company any proposed acquisition of the Company by any Person or any "group" (as such term is defined under section 13(d) of the Exchange Act) other than Acquiror and its Affiliates by
(i) merger, consolidation, share exchange, business combination or other similar transaction, (ii) purchase of all or a substantial part of the assets of the Company and its Subsidiaries, taken as a whole, or (iii) the acquisition of more than 50% of the Company's outstanding equity securities (a "Competing Transaction") or resolved to do so, or (C) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced, the Board of Directors of the Company, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its shareholders;

               (e) by the Company if, in the exercise of its judgment as to its fiduciary duties to its shareholders as imposed by applicable law and, after consultation with and receipt of advice from outside legal counsel, the Company's Board of Directors determines that such termination is required by reasons of any Competing Transaction being made or proposed.

               (f) by Acquiror, if any Update Schedule contains disclosures of any fact or condition which makes untrue, or shows to have been untrue, any representation or warranty by the Company in this Agreement, unless concurrently with the delivery of the Update Schedule, the Company represents and warrants that the disclosed fact or condition can and will be corrected at the Company's expense prior to the Effective Time; provided that the effect of the fact or condition so disclosed upon the representation or warranty so affected constitutes a Company Material Adverse Effect.

          8.02 Effect of Termination. Subject to the remedies of the parties set forth in section 8.03(c), in the event of the termination of this Agreement pursuant to section 8.01, this Agreement shall forthwith become void, and, subject to sections 8.03(c) and (d), there shall be no liability under this Agreement on the part of Acquiror, Acquiror Sub or the Company or any of their respective officers or directors and all rights and obligations of each party hereto shall cease. The Acquiror's Confidentiality Agreement shall survive any termination of this Agreement.

          8.03 Expenses.

               (a) If the Merger is consummated, all Expenses will be paid by the Surviving Corporation. If the Merger is not consummated and this Agreement is terminated, all Expenses incurred by the parties shall be borne solely and entirely by the party which has incurred the same, except as provided in section 8.03(d).

               (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated by this Agreement.

               (c) If all conditions to the obligations of a party at Closing contained in Article VII of this Agreement have been satisfied (or waived by the party entitled to waive such conditions), and the other party does not proceed with the Closing, the right to seek specific performance of this Agreement shall be preserved and shall survive any termination of this Agreement.

               (d) The Company agrees that if this Agreement is terminated pursuant to section 8.01(d) or section 8.01(e), the Company shall reimburse Acquiror for all Expenses incurred subsequent to the date of this Agreement and shall in addition pay to Acquiror the sum of $200,000. If the Agreement is terminated pursuant to section 8.01(b) as a direct result of a material intentional breach by a party of any of its covenants or agreement contained in this Agreement, the party in breach shall reimburse the other party for all Expenses (whether incurred before or after the date of this Agreement) and shall in addition pay such party the sum of $200,000. If the Agreement is terminated by the Acquiror as a result of its inability to obtain financing (except for such inability as arises as a result of the Company's failure to accurately disclose relevant facts or circumstances to Acquiror, Acquiror Sub or Acquiror's financing sources), the Acquiror shall reimburse the Company for all Expenses incurred subsequent to April 15, 1997, but such Expenses shall not exceed $75,000, in any event.

                                   ARTICLE IX

                               GENERAL PROVISIONS

          9.01 Non-Survival of Representations and Warranties. The respective representations and warranties of the parties in this Agreement shall expire with, and be terminated and extinguished upon, consummation of the Merger or termination of this Agreement, and thereafter neither the Company, Acquiror nor any of their respective officers, directors or employees shall have any liability whatsoever with respect to any such representation or warranty. This section 9.01 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after consummation of the Merger.

          9.02 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made upon receipt, if delivered personally, on the third business day following deposit in the U.S. mail if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or when sent by electronic transmission to the telecopier number specified below with receipt acknowledged:

                      (a) If to Acquiror or Acquiror Sub:

                          Choucroute Partners LLC
                          32451 Oakland Road
                          Nashotah, WI 53058
                          Telecopier No.:  414-367-3323
                          Attention:  Robert T. Foote, Jr.

                          With a copy to:

                          Reinhart, Boerner, Van Deuren,
                          Norris & Rieselbach, s.c.
                          1000 North Water Street
                          Suite 2100
                          Milwaukee, WI 53202
                          Telecopier No.:  414-298-8097
                          Attention:  Michael T. Pepke, Esq.

                      (b) If to the Company:

                          David White, Inc.
                          11711 River Lane
                          Germantown, WI 53022
                          Telecopier No.: 414-251-5696

                          With a copy to:

                          von Briesen, Purtell & Roper, s.c.
                          411 East Wisconsin Avenue, Suite 700
                          Milwaukee, WI 53202

                          Telecopier No.:  414-273-7897
                          Attention:  Robert J. Loots, Esq.

          9.03 Amendment. This Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the shareholders of the Company, no amendment may be made without further approval of such shareholders, which amendment would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          9.04 Waiver.  At any time prior to the Effective Time, any party may
(a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance by any other party with any of the agreements or conditions contained in this Agreement. Notwithstanding the foregoing, no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by a party or parties to be bound thereby.

          9.05 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.06 Severability. If any term or other provision of this Agreement is finally adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          9.07 Entire Agreement. This Agreement (together with the disclosure schedules to this Agreement and the other documents delivered pursuant hereto), constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. The parties hereby acknowledge that, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until the consummation thereof.

          9.08 Assignment. This Agreement shall not be assigned, whether by operation of law or otherwise.

          9.09 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of and be enforceable by each party and its respective successors, and nothing in this Agreement, express or implied, other than pursuant to section 2.04 and sections 6.06 and 6.08 or the right to receive the consideration payable in the Merger pursuant to Article II, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

          9.11 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                                        CHOUCROUTE PARTNERS LLC

                                        BY  /s/ Robert T. Foote, Jr.
                                            -------------------------------
                                            Robert T. Foote, Jr., Manager

                                        FC SUB CORPORATION

                                        BY  /s/ Robert T. Foote, Jr.
                                            -------------------------------
                                            Robert T. Foote, Jr., President

                                        DAVID WHITE, INC.

                                        BY  /s/ Tony L. Mihalovich
                                            -------------------------------
                                            Tony L. Mihalovich, President